Autocallable Optimization Securities with Contingent Protection

Tactical Strategy for Flat or Bullish Markets

UBS AG, Jersey Branch

January 13, 2009

PROSPECTUS SUPPLEMENT (To Prospectus dated January 13, 2009)

Product Supplement

Autocallable Optimization Securities with Contingent Protection

Linked to an Index or a Basket of Indices

UBS AG from time to time may offer and sell autocallable optimization securities with contingent protection, which we refer to as the “Securities.” This product supplement describes some of the general terms that may apply to the Securities and the general manner in which they may be offered. The specific terms of any Securities that we offer, including the name of the underlying index (the “underlying index”) or indices (each, a “basket index” and, together, the “basket indices”), the weighted basket (the “underlying basket”) to which the return on the Securities is linked, and the specific manner in which such Securities may be offered, will be described for each particular offering of Securities in an applicable free writing prospectus and an applicable pricing supplement to this product supplement. If there is any inconsistency between the terms described in the applicable pricing supplement and those described in this product supplement or in the accompanying prospectus, the terms described in the applicable free writing prospectus or the applicable pricing supplement will be controlling. Except as otherwise described in the applicable pricing supplement, the general terms of the Securities are described in this product supplement and, unless otherwise specified in the applicable pricing supplement, include the following:

Issuer (Booking Branch):
UBS AG (Jersey Branch)
No Coupon:
We will not pay you interest during the term of the Securities.
Principal Amount:
Each Security will have a principal amount of $10.00 per Security, unless otherwise specified in the applicable pricing supplement (with a minimum investment of 100 Securities for a total of $1,000).
Call Feature:
The Securities will be called automatically if the closing level of the underlying index or underlying basket on any Observation Date is at or above the Starting Level.
Call Return:
A per annum percentage to be specified in the applicable pricing supplement.
Call Price:
If the Securities are called, you will receive on the applicable call settlement date a cash payment per $10.00 principal amount of the Securities equal to the Call Price for the applicable Observation Date on which the Securities are called. The Call Price applicable to each Observation Date will be specified in the applicable pricing supplement and will be calculated based on the Call Return and the amount of time the Securities have been outstanding.
Payment at Maturity:
If the Securities are not called, at maturity you will receive a cash payment per $10.00 principal amount of the Securities based on whether the Trigger Level is breached and, if so, the Underlying Return, calculated as described below:
➢ If the underlying index or underlying basket never closes below the Trigger Level on any trading day during the Observation Period, you will receive a cash payment equal to your principal amount.
➢ If the underlying index or underlying basket closes below the Trigger Level on any trading day during the Observation Period, you will receive: $10.00 × (1 + Underlying Return).
The Securities are not fully principal protected. If the Securities are NOT called, you may lose some or all of your investment. Specifically, if the Securities are not called and the underlying index or underlying basket closes below the Trigger Level on any trading day during the Observation Period, you will lose 1% (or a fraction thereof) of your principal for each 1% (or a fraction thereof) decrease in the underlying index or underlying basket below the Starting Level.
Underlying Return:
Ending Level – Starting Level Starting Level
Starting Level:
The closing level of the underlying index determined on the trade date or, in the case of an underlying basket, 100.
Ending Level:
The closing level of the underlying index determined on the final valuation date (such date to be specified in the applicable pricing supplement) or, in the case of an underlying basket, the weighted performance of the basket indices on the final valuation date.
See “General Terms of the Securities — Payment upon a Call or at Maturity” beginning on page PS-20.
Trigger Level:
A specified level of the underlying index or basket below the Starting Level, calculated as follows: (Starting Level × Percentage specified in the applicable pricing supplement).
Observation Period:
The period commencing on (and including) the trade date and extending to (and including) the final valuation date.
Observation Dates:
One or more dates that will be specified in the applicable pricing supplement. Observation Dates are subject to postponement in the event of certain market disruption events.
No Listing:
The Securities will not be listed or displayed on any securities exchange or any electronic communications network.
Calculation Agent:
UBS Securities LLC

The applicable pricing supplement will describe the specific terms of the Securities, including any changes to the terms specified in this product supplement.

See “Risk Factors” beginning on page PS-11 for risks related to an investment in the Securities.

To help you identify appropriate structured products, UBS organizes its structured products into four categories: Protection Strategies, Optimization Strategies, Performance Strategies and Leverage Strategies. The Securities are classified by UBS as an Optimization Strategy for this purpose. For a more detailed description of each of the four categories, please see “Structured Product Categorization” beginning on PS-5.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this product supplement and accompanying prospectus. Any representation to the contrary is a criminal offense.

The Securities are not deposit liabilities of UBS AG and are not FDIC insured.

UBS Investment Bank	UBS Financial Services Inc.

Prospectus Supplement dated January 13, 2009

ADDITIONAL INFORMATION ABOUT THE AUTOCALLABLE OPTIMIZATION SECURITIES
WITH CONTINGENT PROTECTION

You should read this product supplement together with the prospectus dated January 13, 2009, relating to our Medium Term Notes, Series A, of which the Securities are a part, the index supplement dated January 13, 2009, which contains information about certain indices to which particular categories of debt securities and warrants that we may offer, including the Securities, may be linked, and any pricing supplement that we may file with the Securities and Exchange Commission (“SEC”) from time to time. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

➢	Prospectus dated January 13, 2009:

http://www.sec.gov/Archives/edgar/data/1114446/000095012309000556/y73628b2e424b2.htm

➢	Index supplement dated January 13, 2009:

http://www.sec.gov/Archives/edgar/data/1114446/000139340109000044/v128784_690258-424b2.htm

Our Central Index Key, or CIK, on the SEC website is 00011144446.

You should rely only on the information incorporated by reference or provided in this product supplement or the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this product supplement is accurate as of any date other than the date on the front of the document.

Product Supplement

Index Supplement

Index Supplement Summary	IS-1
Underlying Indices and Underlying Index Publishers	IS-2
Dow Jones Industrial Average® Index	IS-2
NASDAQ-100® Index	IS-4
Russell 2000® Index	IS-7
S&P 500® Index	IS-12
Dow Jones-AIG Commodity IndexSM	IS-16
UBS Bloomberg Constant Maturity Commodity Index (CMCI) Excess Return	IS-23
Rogers International Commodity Index® Excess ReturnSM	IS-28
AMEX Hong Kong 30 Index	IS-35
Dow Jones EURO STOXX 50® Index	IS-39
FTSETM 100 Index	IS-41

FTSE/Xinhua China 25 IndexTM	IS-44
Hang Seng China Enterprises Index	IS-49
Korea KOSPI 200 Index	IS-52
MSCI Indices	IS-55
MSCI-EAFE® Index	IS-55
MSCI® Emerging Markets IndexSM	IS-55
Nikkei® 225 Index	IS-61
S&P/ASX 200® Index	IS-64
Swiss Market Index (SMI)®	IS-66

Prospectus

Introduction	1
Cautionary Note Regarding Forward-Looking Information	3
Incorporation of Information About UBS AG	4
Where You Can Find More Information	5
Presentation of Financial Information	6
Ratio of Earnings to Fixed Charges	6
Limitations on Enforcement of U.S. Laws Against UBS AG, Its Management and Others	7
Capitalization of UBS	7
UBS	8
Use of Proceeds	10
Description of Debt Securities We May Offer	11
Description of Warrants We May Offer	33
Legal Ownership and Book-Entry Issuance	49
Considerations Relating to Indexed Securities	54
Considerations Relating to Securities Denominated or Payable in or Linked to a Non-U.S. Dollar Currency	57
U.S. Tax Considerations	60
Tax Considerations Under the Laws of Switzerland	71
Benefit Plan Investor Considerations	73
Plan of Distribution	75
Validity of the Securities	78
Experts	78

Product Supplement Summary

This product supplement describes terms that will apply generally to the Securities. Prior to the trade date for each offering of the Securities, UBS AG will prepare a separate free writing prospectus that will apply specifically to that offering and will include the identity of the underlying index or underlying basket, as well as any changes to the general terms specified below. On the trade date, UBS AG will prepare a pricing supplement that, in addition to the information specified in the applicable free writing prospectus, will also include the specific pricing terms for that issuance. Any free writing prospectus and pricing supplement should be read in conjunction with this product supplement, the index supplement and the accompanying prospectus.

References to “UBS”, “we”, “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries. In this product supplement, when we refer to the “Securities”, we mean Autocallable Optimization Securities with Contingent Protection. Also, references to the “accompanying prospectus” mean the accompanying prospectus, dated January 13, 2009, of UBS. References to the “applicable pricing supplement” mean the applicable free writing prospectus and the applicable pricing supplement that describe the specific terms for each offering of the Securities unless the context otherwise requires.

What are the Autocallable Optimization Securities with Contingent Protection?

The Autocallable Optimization Securities with Contingent Protection (the “Securities”) are medium-term notes issued by UBS that are designed for investors who believe that the level of the underlying index or underlying basket will increase during the Observation Period, which is the period beginning on (and including) the trade date and extending to (and including) the final valuation date. You must be willing to risk losing up to 100% of your principal amount invested if the Securities have not been called and the underlying index or underlying basket closes below the Trigger Level on any trading day during the Observation Period. You must be willing to accept that you will only receive a positive return on your Securities if the Securities are called, which will occur if the underlying index or underlying basket closes at or above the Starting Level on any Observation Date, including the final valuation date. You must also be willing to accept that the Securities will not pay interest.

If the closing level of the underlying index or underlying basket is at or above the Starting Level on the relevant Observation Date, the Securities will be called automatically. If the Securities are called on any Observation Date (other than the final Observation Date), the call settlement date will be three business days following that Observation Date, unless that day is not a business day, in which case the call settlement date will be the next following business day. If the Securities are called on the final Observation Date, the call settlement date will be the maturity date. If we call the Securities on any Observation Date, you will receive on the applicable call settlement date a cash payment per $10.00 principal amount of the Securities equal to the Call Price for the applicable Observation Date. The Call Price applicable to each Observation Date will be specified on the applicable pricing supplement and will be calculated based on the Call Return and the amount of time the Securities have been outstanding.

If the Securities are not called on any Observation Date, at maturity you will receive a cash payment per $10.00 principal amount of the Securities based on whether the closing level of the underlying index or basket closes below the Trigger Level on any trading day during the Observation Period and, if so, the return of the underlying index or the underlying basket, referred to as the “Underlying Return.” The Underlying Return may be referred to as the “Index Return” or the “Basket Return” in the applicable pricing supplement. If the underlying index or underlying basket never closes below the Trigger Level on any trading day during the Observation Period, you will receive a cash payment equal to $10.00 per $10.00 principal amount of the Securities. If the underlying index or underlying basket closes below the Trigger Level on any trading day during the Observation Period, you will lose 1% (or a fraction thereof) of the principal for each 1% (or a fraction thereof) decline in the underlying index or underlying basket as measured by the Underlying Return. The Trigger Level is a specified level of the underlying index or basket calculated as follows: (Starting Level × Percentage specified in the applicable pricing supplement).

If the Securities are not called and the underlying index or underlying basket closes below the Trigger Level on any trading day during the Observation Period, you may lose up to 100% of your principal amount.

The likelihood of the closing level of the underlying index or underlying basket declining below the Trigger Level during the Observation Period will depend in large part on the volatility of the underlying index or underlying basket — meaning the frequency and magnitude of changes in the level of the underlying index or underlying basket.

The “Underlying Return” is based on the difference between the closing level of the underlying index or underlying basket on the dates specified in the applicable pricing supplement, expressed as a percentage and calculated as follows:

Underlying Return  =
Ending Level – Starting Level

Starting Level

where the “Starting Level” is the closing level of the underlying index on the date specified in the applicable pricing supplement (which will be the date on which the Securities are priced, or the “trade date”) or, in the case of an underlying basket, 100, and the “Ending Level” is the closing level of the underlying index on the final valuation date or, in the case of an underlying basket, the weighted performance of the basket indices on the final valuation date.

Unlike ordinary debt securities, the Securities do not pay interest and do not guarantee any return of principal.

The applicable pricing supplement will specify the trade date, the Observation Dates, the Call Return, the Call Price for each Observation Date, the Trigger Level and the final valuation date, as well as other relevant terms of each offering of the Securities, including the underlying index or underlying basket and the Starting Level.

We may issue separate offerings of the Securities that are identical in all respects, except that each offering generally is linked to the performance of a different underlying index or underlying basket and is subject to the particular terms set forth in the applicable pricing supplement. Each offering of the Securities is a separate and distinct security and you may invest in one or more offerings of the Securities as set forth in the applicable pricing supplement. The performance of each offering of the Securities will depend solely upon the performance of the underlying index or underlying basket to which such offering is linked and will not depend on the performance of any other offering of the Securities.

The Securities are Part of a Series

The Securities are part of a series of debt securities entitled “Medium Term Notes, Series A” that we may issue from time to time under our indenture, which is described in the accompanying prospectus. This product supplement summarizes general financial and other terms that apply to the Securities. Terms that apply generally to all Medium Term Notes, Series A are described in “Description of Debt Securities We May Offer” in the accompanying prospectus. The terms described here (i.e., in this product supplement) modify or supplement those described in the accompanying prospectus and, if the terms described here are inconsistent with those described in the accompanying prospectus, the terms described here are controlling.

Specific Terms will be described in Applicable Pricing Supplements

The specific terms for each offering of the Securities will be described in the applicable pricing supplement accompanying this product supplement. The terms described in the applicable pricing supplement modify or supplement those described here and in the accompanying prospectus. If the terms described in the applicable pricing supplement are inconsistent with those described here or in the accompanying prospectus, the terms described in the applicable pricing supplement are controlling.

Any applicable pricing supplement should be read in conjunction with this product supplement, the index supplement and the accompanying prospectus.

Selected Purchase Considerations

➢	Exposure to Positive Call Return — The Securities are designed for investors who believe that the level of the underlying index or underlying basket will increase during the Observation Period, with such increase potentially resulting in an automatic call of the Securities. Such investors must be willing to risk losing up to 100% of their principal amount if the Securities have not been called and the underlying index or underlying basket closes below the Trigger Level on any trading day during the Observation Period.
➢	Automatic Call — The Securities will be called automatically if the underlying index or underlying basket closes at or above the Starting Level on any Observation Date, including the final valuation date. If the Securities are called, your return will be positive and will be a percentage of the Call Return depending on the Observation Date on which the Securities are called.
➢	Contingent Principal Protection — The contingent protection feature protects your principal only if the underlying index or underlying basket never closes below the Trigger Level on any trading day during the Observation Period, and you hold the Securities to maturity.
➢	If the Securities have not been called and the underlying index or underlying basket has never closed below the Trigger Level on any trading day during the Observation Period, we will pay you a cash amount at maturity equal to $10.00 per $10.00 principal amount of the Securities.
➢	If the Securities have not been called and the underlying index or underlying basket has closed below the Trigger Level on any trading day during the Observation Period, the payment at maturity will be reduced by an amount equal to 1% (or a fraction thereof) of the principal for each 1% (or a fraction thereof) decline in the underlying index or underlying basket up to 100%, and you will receive a cash amount per Security equal to $10.00 × (1 + Underlying Return). This may result in a loss of some or all of your principal investment.
➢	Minimum Investment — In the case of offerings of Securities with a $10.00 principal amount per Security, the minimum investment is 100 Securities at a principal amount of $10.00 per Security (for a total minimum purchase price of $1,000). Purchases in excess of the minimum amount may be made in integrals of one Security at a principal amount of $10.00 per Security. Purchases and sales made in the secondary market are not subject to the minimum investment of 100 Securities.

What are Some of the Risks of the Securities?

An investment in any of the Securities involves significant risks. Some of the risks that apply generally to the Securities are summarized here, but we urge you to read the more detailed explanation of risks relating to the Securities in the “Risk Factors” on page PS-11 and in the applicable pricing supplement.

➢	At maturity, you risk losing some or all of your principal — The Securities do not guarantee any return of principal at maturity. The return on the Securities depends on whether the underlying index or underlying basket increases in value as determined on the Observation Dates, or if the Securities are not called, whether the Trigger Level is breached and, if so, the extent to which the Underlying Return is negative. If the Securities are not called and the underlying index or underlying basket closes below the Trigger Level on any trading day during the Observation Period, you will lose up to 100% of your principal.
➢	The automatic call feature does not allow for participation in the potential appreciation of the underlying index or basket — The appreciation potential of the Securities is limited to the pre-specified Call Return, regardless of the performance of the underlying index or underlying basket. In addition, since the Securities could be called as early as the first Observation Date, the total return on the Securities could be minimal.
➢	The probability that the Securities will be called or that the underlying index or underlying basket will fall below the Trigger Level will depend on volatility — If the underlying index or underlying basket has historically experienced significant volatility, there is a high probability that the Securities will be called or that the underlying index or underlying basket will fall below the Trigger Level during the Observation Period. As a result, you may lose some or all of your investment.

➢	There may be little or no secondary market — The Securities will not be listed or displayed on any securities exchange or any electronic communications network. There can be no assurance that a secondary market for the Securities will develop. UBS Securities LLC and other affiliates of UBS currently intend to make a market in the Securities, although they are not required to do so and may stop making a market at any time. If you sell your Securities prior to maturity, you may have to sell them at a substantial discount.
➢	Owning the Securities is not the same as owning the underlying index or basket indices — The return on your Securities may not reflect the return you would realize if you actually owned the underlying index or basket indices. For instance, you will not receive or be entitled to receive any dividend payments or other distributions over the life of the Securities (however, in the case of Securities linked to a total return index, dividends paid on one or more index components are generally treated as being reinvested in the index).
➢	Credit of issuer — An investment in the Securities is subject to the credit risk of UBS, and the actual and perceived creditworthiness of UBS may affect the market value of the Securities.
➢	Price prior to maturity — The market price of the Securities will be influenced by many unpredictable and interrelated factors, including the level of the underlying index or underlying basket; the volatility of the underlying index or basket indices; the dividend rate paid on the underlying index or basket indices; the time remaining to the maturity of the Securities; interest rates in the markets; geopolitical conditions and economic, financial, political and regulatory or judicial events; and the creditworthiness of UBS.
➢	Impact of fees on secondary market prices — Generally, the price of the Securities in the secondary market is likely to be lower than the initial public offering price since the issue price included, and the secondary market prices are likely to exclude, commissions, hedging costs or other compensation paid with respect to the Securities.
➢	Potential UBS impact on price — Trading or transactions by UBS or its affiliates in the index or basket indices and/or over-the-counter options, futures or other instruments with return linked to the performance of the underlying index or basket indices, may adversely affect the market price of the underlying index or basket indices and, therefore, the market value of the Securities.
➢	Potential conflict of interest — UBS and its affiliates may engage in business with the issuers of the stocks comprising the index or basket indices, which may present a conflict between the obligations of UBS and you, as a holder of the Securities. The calculation agent, an affiliate of the issuer, will determine the applicable stock and payment at maturity based on observed levels of such index or basket in the market. The calculation agent can postpone the determination of the stock index or the maturity date if a market disruption event occurs and is continuing on the final valuation date.
➢	Potentially inconsistent research, opinions or recommendations by UBS — UBS and its affiliates may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding any offering of the Securities. Any such research, opinions or recommendations could affect the value of the underlying index or any index component, such as an equity security or futures contract on a physical commodity, and therefore the market value of the Securities.
➢	Uncertain tax treatment — Significant aspects of the tax treatment of the Securities are uncertain. You should consult your own tax advisor about your tax situation.
➢	No adjustments for fluctuations in foreign exchange rates — The value of your Securities may not be adjusted for exchange rate fluctuations between the U.S. dollar and any other currency upon which an index component, such as an equity security or futures contract on a physical commodity, is based. Therefore, if such currency appreciates or depreciates relative to the U.S. dollar over the term of the Securities, you may not receive any additional payment or incur any reduction in payment at maturity.

The Securities may be a suitable investment for you if:

➢	You believe the underlying index or underlying basket will close at or above the Starting Level on one of the specified Observation Dates.

➢	You do not believe the underlying index or underlying basket will close below the Trigger Level on any trading day during the Observation Period.
➢	You are willing to invest in Securities that, if not called, may expose you to the loss of up to 100% of your principal as described herein. You are willing to invest in Securities that will be automatically called on any Observation Date on which the underlying index or underlying basket closes at or above the Starting Level.
➢	You are willing to forgo dividends paid on any equity securities included in the underlying index or basket indices (however, in the case of Securities linked to a total return index, dividends paid on one or more index components are generally treated as being reinvested in the index).
➢	You do not seek current income from this investment.
➢	You are willing to invest in Securities where there may be little or no secondary market.
➢	In the case of a Security linked to a commodities index or a basket that includes a commodities index, you are willing to accept the risk of fluctuations in commodities prices in general and in the prices of futures contracts on physical commodities traded on various domestic and international exchanges in particular.

The Securities may not be a suitable investment for you if:

➢	You believe the underlying index or underlying basket will close below the Trigger Level on any trading day during the Observation Period. You believe that the underlying index or underlying basket will not close at or above the Starting Level on any Observation Date.
➢	You seek an investment that is 100% principal protected.
➢	You are not willing to make an investment where you could lose up to 100% of your principal amount.
➢	You seek an investment with a rate of return that is not limited to the specified Call Return. The Call Return will be set forth together with the Call Price for each Observation Date in the applicable pricing supplement.
➢	You prefer to receive dividends paid on any equity securities included in the underlying index or basket indices (however, in the case of Securities linked to a total return index, dividends paid on one or more index components are generally treated as being reinvested in the index).
➢	You seek current income from your investment.
➢	You seek an investment for which there will be an active secondary market.
➢	You are unable or unwilling to hold Securities that may be called on any Observation Date on which the underlying index or underlying basket closes at or above the Starting Level or otherwise to hold the Securities to maturity.
➢	You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings.
➢	In the case of a Security linked to a commodities index or a basket that includes a commodities index, you are not willing to be exposed to fluctuations in commodities prices in general and in the prices of futures contracts on physical commodities traded on various domestic and international exchanges in particular.

Structured Product Categorization

To help you identify appropriate structured products, UBS organizes its structured products, including the securities offered hereby, into four categories: Protection Strategies, Optimization Strategies, Performance Strategies and Leverage Strategies. The description below is intended to describe generally the four categories of structured products and the types of protection which may be offered on those products, but should not be relied upon as a description of any particular structured product.

➢	Protection Strategies are structured to provide investors with a high degree of principal protection, periodic coupons or a return at maturity with the potential to outperform traditional fixed income instruments. These Structured Products are designed for investors with low to moderate risk tolerances.

➢	Optimization Strategies are structured to optimize returns or yield within a specified range. These Structured Products are designed for investors with moderate to high risk tolerances. Optimization Strategies may be structured to provide no principal protection, partial protection or contingent protection.
➢	Performance Strategies are structured to be strategic alternatives to index funds or ETFs or to allow efficient access to new markets. These Structured Products are designed for investors with moderate to high risk tolerances. Performance Strategies may be structured to provide no principal protection, partial protection or contingent protection.
➢	Leverage Strategies are structured to provide leveraged exposure to the performance of an underlying asset. These Structured Products are designed for investors with high risk tolerances.

“Partial protection,” if applicable, provides principal protection against a decline in the price or level of the underlying asset down to a specified threshold; you will lose 1% (or a fraction thereof) of principal for every 1% (or a fraction thereof) decline in the price or level of the underlying asset below the specified threshold.

“Contingent protection,” if applicable, provides principal protection at maturity as long as the price or level of the underlying asset does not trade below a specified threshold; if the price or level of the asset does decline below the specified threshold, all principal protection is lost and the investor will have full downside exposure to the price or level of the underlying asset.

Classification of structured products into categories is not intended to guarantee particular results or performance.

What are the Tax Consequences of the Securities?

The United States federal income tax consequences of your investment in the Securities are uncertain. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in “Supplemental U.S. Tax Considerations” on page PS-28 and to discuss the tax consequences of your particular situation with your tax advisor.

Pursuant to the terms of the Securities, UBS and you agree, in the absence of a statutory, regulatory, administrative or judicial ruling to the contrary, to characterize the Securities as a pre-paid derivative contract with respect to the underlying index or underlying basket. If your Securities are so treated, you should generally recognize capital gain or loss upon the sale, call or maturity of your Securities in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Securities. Such gain or loss should generally be long term capital gain or loss if you have held your Securities for more than one year.

Unless otherwise specified in the applicable pricing supplement, in the opinion of our counsel, Sullivan & Cromwell LLP, it would be reasonable to treat your Securities in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the Securities, it is possible that your Securities could alternatively be treated for tax purposes in the manner described under “Supplemental U.S. Tax Considerations—Alternative Treatments” on page PS-29.

The Internal Revenue Service has recently released a notice that may affect the taxation of holders of the Securities. According to the notice, the Internal Revenue Service and the Treasury Department are actively considering whether the holder of an instrument such as the Securities should be required to accrue ordinary income on a current basis, and they are seeking taxpayer comments on the subject. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the Securities will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The Internal Revenue Service and the Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Internal Revenue Code might be applied to such instruments. Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations. Except to the extent otherwise required by law, UBS intends to treat your Securities for United States federal income tax purposes in accordance with the treatment described above and under “Supplemental U.S. Tax Considerations” on page PS-28 unless and until such time as the Treasury Department and Internal Revenue Service determine that some other treatment is more appropriate.

In addition, a member of the House of Representatives has recently introduced a bill that, if enacted, would require holders of the Securities purchased after the bill is enacted to accrue interest income over the term of the Securities despite the fact that there will be no interest payments over the term of the Securities. It is not possible to predict whether this bill or a similar bill will be enacted in the future and whether any such bill would affect the tax treatment of your Securities.

What are the Steps to Calculate Payment upon a Call or at Maturity?

Set forth below is an explanation of the steps necessary to calculate the payment upon a call or at maturity on the Securities:

Alternative 1: Calculate the Cash Payment upon an Automatic Call

The payment upon an automatic call will be calculated as follows:

If the Securities are called because the closing level of the underlying index or underlying basket is at or above the Starting Level on any Observation Date, including the final valuation date, you will receive on the call settlement date the Call Price for the applicable Observation Date. The Call Price applicable to each Observation Date will be calculated based on the Call Return and the amount of time the Securities have been outstanding. The Call Return will be set forth together with the Call Price for each Observation Date in the applicable pricing supplement.

Alternative 2: Calculate the Cash Payment at Maturity

Step 1: Calculate the Underlying Return

The “Underlying Return” is based on the difference between the closing level of the underlying index or weighted performance of the basket indices on the dates specified in the applicable pricing supplement, expressed as a percentage, and calculated as follows:

Underlying Return  =
Ending Level – Starting Level

Starting Level

where the “Starting Level” is the closing level of the underlying index on the trade date specified in the applicable pricing supplement or, in the case of an underlying basket, 100, and the “Ending Level” is the closing level of the underlying index on the final valuation date or, in the case of an underlying basket, the weighted performance of the basket indices on the final valuation date.

Step 2: Calculate the Cash Payment at Maturity

If the Securities are not called automatically prior to or on the final valuation date and the underlying index or underlying basket never closes below the Trigger Level on any trading day during the Observation Period, you will receive a cash payment at maturity equal to $10.00 per $10.00 principal amount of the Securities.

If the Securities are not called prior to or on the final valuation date and the underlying index or underlying basket closes below the Trigger Level on any trading day during the Observation Period, you will lose 1% (or a fraction thereof) of the principal for each 1% (or a fraction thereof) decline in the closing level of the underlying index or underlying basket on the final valuation date over the Starting Level.

The Securities are not fully principal protected. You may lose some or all of your principal investment if the Securities are not called and the underlying index or underlying basket closes below the Trigger Level on any trading day during the Observation Period.

Hypothetical examples of how the Securities perform

The examples below illustrate the payment upon a call or at maturity for a hypothetical offering of the Securities, with the following assumptions:

Principal Amount:	$10.00
Term:	12 months
Starting Level:	100
Call Return:	18% per annum (or 4.5% per quarter)
Frequency of Observation Dates:	Quarterly
Trigger Level:	80 (which is 80% of the Starting Level)

Example 1 — Securities are called on the first Observation Date

Index Level at first Observation Date:	125.00 (at or above Starting Level, Securities are called)
Call Price (per $10.00):	$10.45

Since the Securities are called on the first Observation Date, you will receive on the call settlement date a total of $10.45 per $10.00 principal amount (4.5% total return on the Securities).

Example 2 — Securities are called on the final valuation date

Index Level at first Observation Date:	95.00 (below Starting Level, Securities NOT called)
Index Level at second Observation Date:	85.00 (below Starting Level, Securities NOT called)
Index Level at third Observation Date:	90.00 (below Starting Level, Securities NOT called)
Index Level at final valuation date:	115.00 (above Starting level, Securities are called)
Call Price (per $10.00):	$11.80

Since the Securities are called on the final valuation date, you will receive on the call settlement date (which coincides with the maturity date in this example) a total of $11.80 per $10.00 principal amount (18.0% total return on the Securities).

Example 3 — Securities are NOT called

Index Level at first Observation Date:	95.00 (below Starting Level, Securities NOT called)
Index Level at second Observation Date:	90.00 (below Starting Level, Securities NOT called)
Index Level at third Observation Date:	95.00 (below Starting Level, Securities NOT called)
Index Level at final valuation date:	85.00 (below Starting Level, Securities NOT called)
Settlement Amount (per $10.00):	$10.00

At maturity, you will receive a total of $10.00 per $10.00 principal amount (0% total return on the Securities). The Securities are not called during the Observation Period and the underlying index or underlying basket never closes below the Trigger Level on any trading day during the Observation Period.

Example 4 — Securities are NOT called and the underlying index or underlying basket closes below the Trigger Level on any trading day during the Observation Period

Index Level at first Observation Date:	95.00 (below Starting Level, Securities NOT called)
Index Level at second Observation Date:	75.00 (below Starting Level and Trigger Level, Securities NOT called)
Index Level at third Observation Date:	95.00 (below Starting Level, Securities NOT called)
Index Level at final valuation date:	80.00 (below Starting Level, Securities NOT called)

Settlement Amount (per $10.00)	$10.00 × (1 + Underlying Return) $10.00 × (1 – 20%) $8.00

Since the Securities are not called and the underlying index or underlying basket closes below the Trigger Level on any trading day during the Observation Period, at maturity you will receive a total of $8.00 per $10.00 principal amount (-20% total return on the Securities).

Hypothetical Payment Amounts on Your Securities

The applicable pricing supplement may include hypothetical calculations and tables or charts showing hypothetical examples of the performance of your Securities upon a call or at maturity and the cash payment that could be delivered for each of your Securities on any call settlement date or on the maturity date, based on a range of hypothetical starting levels and ending levels of the underlying index or underlying basket and on various key assumptions shown in the applicable pricing supplement.

Any table, chart or calculation showing hypothetical payment amounts will be provided for purposes of illustration only. It should not be viewed as an indication or prediction of future investment results. Rather, it is intended merely to illustrate the impact that various hypothetical ending levels of the underlying index or underlying basket on the final valuation date could have on your payment at maturity, as calculated in the manner described in the applicable pricing supplement. Such hypothetical tables, charts or calculations will be based on closing levels for the underlying index or underlying basket that may not be achieved on the applicable final valuation date and on assumptions regarding terms of the Securities that will not be set until the trade date.

As calculated in the applicable pricing supplement, the hypothetical payment amount on your Securities on any call settlement date or on the maturity date may bear little or no relation to the actual market value of your Securities on that date or at any other time, including any time over the term of the Securities that you might wish to sell your Securities. In addition, you should not view the hypothetical payment amounts as an indication of the possible financial return on an investment in your Securities, since the financial return will be affected by various factors, including taxes, which the hypothetical information does not take into account. Moreover, whatever the financial return on your Securities might be, it may bear little or no relation to — and may be much less than — the financial return that you might achieve were you to invest directly in the underlying index, underlying basket or index constituent stocks. The following factors, among others, may cause the financial return on your Securities to differ from the financial return you would receive by investing directly in the underlying index, underlying basket or index constituent stocks:

➢	in the case of direct investment in an underlying index, underlying basket or the index constituent stocks themselves, the return could include substantial dividend payments, which you will not receive as an investor in the Securities (however, in the case of Securities linked to a total return index, dividends paid on one or more index components are generally treated as being reinvested in the index);
➢	in the case of direct investment in index constituents, the return could include rights that you will not have as an investor in the Securities; and
➢	an investment directly in the underlying index, underlying baskets or index constituent stock is likely to have tax consequences that are different from an investment in the Securities.

We describe various risk factors that may affect the market value of the Securities, and the unpredictable nature of that market value, under “Risk Factors” beginning on page PS-11 of this product supplement.

We cannot predict the closing levels of the underlying index or underlying basket. Moreover, the assumptions we make in connection with any hypothetical information in the applicable pricing supplement may not reflect actual events. Consequently, that information may give little or no indication of the payment that will be delivered in respect of your Securities on any call settlement date or on the maturity date, nor should it be viewed as an indication of the financial return on your Securities or of how that return might compare to the financial return if you were to invest directly in the underlying index or underlying basket.

Risk Factors

The return on the Securities is linked to the performance of an underlying index or underlying basket. This section describes the most significant risks relating to the Securities. We urge you to read the following information about these risks, together with the other information in this product supplement, the index supplement, the accompanying prospectus and the applicable pricing supplement before investing in the Securities.

The Securities are not principal protected if the Securities are not called and the Trigger Level is breached. The return on the Securities depends on whether the underlying index or underlying basket increases in value as determined on the Observation Dates, or if the Securities are not called, whether the Trigger Level is breached and, if so, the extent to which Underlying Return is negative. You may lose up to 100% of your principal.

The Securities differ from ordinary debt securities in that we will not pay you interest on the Securities or a fixed amount at maturity. If the Securities are not called and the underlying index or underlying basket closes below the Trigger Level on any trading day during the Observation Period, a negative Underlying Return will reduce your cash payment at maturity below your principal. If the Securities are not called and the underlying index or underlying basket closes below the Trigger Level on any trading day during the Observation Period, the payment at maturity will be reduced by an amount equal to 1% (or a fraction thereof) of your principal for every 1% (or a fraction thereof) loss in the underlying index or underlying basket of up to 100% of your principal amount.

The likelihood of the closing level of the underlying index or underlying basket declining below the Trigger Level during the Observation Period will depend in large part on the volatility of the underlying index or underlying basket — meaning the frequency and magnitude of changes in the level of the underlying index or underlying basket.

Your appreciation potential is limited to the specified Call Return.

Your investment in the Securities will result in a gain if the underlying index or underlying basket closing level on any of the Observation Dates is at or above the Starting Level. This gain will be limited to the amount by which the Call Price applicable to the Observation Date on which the Securities are automatically called exceeds the amount of your initial investment, regardless of the appreciation of the underlying index or underlying basket, which may be significantly greater than the return associated with the Call Price. In addition, the automatic call feature of the Securities may shorten the term of your investment. The Call Return will determine the amount of the Call Price on any given Observation Date and will be specified in the applicable pricing supplement.

Changes that affect the underlying index or underlying basket will affect the market value of the Securities and any amount payable at maturity of the Securities.

The policies of the sponsor of the underlying index or basket indices to which your Securities are linked (each an “index sponsor”) concerning the calculation of the underlying index or basket indices, additions, deletions or substitutions of the index constituents and the manner in which changes affecting the index constituents, the issuers of the index constituent stocks (such as stock dividends, reorganizations or mergers) or the index commodities (such as prolonged changes in market value, significantly decreased liquidity or if any such index commodity ceases to exist) are reflected in the underlying index or basket indices, could affect the value of the underlying index or basket indices and, therefore, could affect any amount payable on your Securities at maturity and the market value of your Securities prior to maturity. The amount payable on the Securities and their market value could also be affected if an index sponsor changes these policies, for example, by changing the manner in which it calculates the underlying index or a basket index, or if an index sponsor discontinues or suspends calculation or publication of the underlying index or a basket index, in which case it may become difficult to determine the market value

Risk Factors

of the Securities. If events such as these occur, or if the Ending Level is not available because of a market disruption event or for any other reason, and no successor index is selected, the calculation agent —  which initially will be UBS Securities LLC, an affiliate of UBS — may determine the Ending Level or fair market value of the Securities — and thus the amount payable at maturity — in a manner it considers appropriate, in its sole discretion.

There may not be an active trading market in the Securities — Sales in the secondary market may result in significant losses.

You should be willing to hold your Securities to maturity. There may be little or no secondary market for the Securities. The Securities will not be listed or displayed on any securities exchange or any electronic communications network. UBS Securities LLC and other affiliates of UBS currently intend to make a market for the Securities, although they are not required to do so. UBS Securities LLC or any other affiliate of UBS may stop any such market-making activities at any time.

If you sell your Securities before maturity, you may have to do so at a substantial discount from the issue price, and as a result, you may suffer substantial losses, even in cases where the index level has risen since the trade date. In addition, you will not receive the benefit from the Securities’ contingent principal protection feature. The potential returns described in the applicable pricing supplement are possible only in the case that you hold your Securities to maturity or until called by us.

The market value of the Securities may be influenced by unpredictable factors.

The market value of your Securities may fluctuate between the date you purchase them and the final valuation date when the calculation agent will determine your payment at maturity. Several factors, many of which are beyond our control, will influence the market value of the Securities. We expect that, generally, the level of the underlying index or underlying basket on any day will affect the market value of the Securities more than any other single factor. Other factors that may influence the market value of the Securities include:

➢	the volatility of the underlying index or basket indices (i.e., the frequency and magnitude of changes in the level of the underlying index or basket indices over the term of the Securities);
➢	the composition of the underlying index or the basket indices and changes to their respective index constituents;
➢	the market prices of the index constituents;
➢	in the case of the Securities linked to an equity index or basket of equity indices, the dividend rate paid on the index constituent stocks;
➢	interest rates in the U.S. markets and each market related to the index constituents;
➢	the time remaining to the maturity of the Securities;
➢	supply and demand for Securities, including inventory positions with UBS Securities LLC or any other market maker;
➢	economic, financial, political, regulatory, judicial or other events that affect the level of the underlying index or underlying basket or the market price of the index constituents or that affect markets generally; and
➢	the creditworthiness of UBS.

In the case of Securities linked to a commodities index, commodity prices may change unpredictably, affecting the value of your Securities in unforeseeable ways.

Commodity prices are affected by a variety of factors, including weather, governmental programs and policies, national and international political, military, terrorist and economic events, changes in interest

Risk Factors

and exchange rates, and trading activities in commodities and related futures contracts. These factors may affect the closing level of the index and, therefore, the value of your Securities in varying ways. Different factors may cause the value of different commodities and the volatilities of their prices to move in inconsistent directions and at inconsistent rates.

In the case of Securities linked to a commodities index, suspensions or disruptions of market trading in the commodity and related futures markets may adversely affect the market value of the Securities.

Commodity markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention. In addition, U.S. futures exchanges and some non-U.S. exchanges have regulations that limit the amount of fluctuation in futures contract prices that may occur during a single business day. These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price”. Once the limit price has been reached in a particular contract, no trades may be made at a different price. Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at disadvantageous times or prices. These circumstances could adversely affect the level of the underlying index or underlying basket and, therefore, the market value of your Securities.

In the case of Securities linked to a commodities index, higher future prices of commodities included in the index relative to their current prices may lead to a decrease in the probability that the Securities will be called as well as any amount payable at maturity.

Your Securities may be linked to an index that is composed of futures contracts on physical commodities. Unlike equities, which typically entitle the holder to a continuing stake in a corporation, commodity futures contracts normally specify a certain date for delivery of the applicable physical commodity. As the exchange-traded futures contracts approach expiration, they are replaced by contracts that have a later expiration. The relative sale prices of the contracts with earlier and later expiration dates will depend on the commodities included in the underlying index or underlying basket and the markets for those commodities during the term of your Securities. Sale prices for contracts with later expiration dates that are higher than the sale prices for contracts expiring earlier could adversely affect the value of the commodity index to which your Securities are linked and, accordingly, decrease the probability that the Securities will be called as well as any payment you receive at maturity.

Historical performance of the underlying index or basket indices should not be taken as an indication of the future performance of the underlying index or basket indices during the term of the Securities.

The trading prices of the index constituents will determine the level of the underlying index or basket indices. The historical performance of the underlying index or the basket indices should not be taken as an indication of the future performance of the underlying index or basket indices. As a result, it is impossible to predict whether the level of the underlying index or any basket index will rise or fall. Trading prices of the index constituents will be influenced by complex and interrelated political, economic, financial and other factors that can affect the market prices of such index constituents, as discussed above.

Moreover, any underlying basket to which the Securities may be linked does not have a recognized market value and no historical performance data will be available for such basket.

Risk Factors

Trading and other transactions by UBS or its affiliates in the index constituents, futures, options, exchange traded funds or other derivative products on such index constituents or the underlying index or basket indices may adversely affect the probability of the Securities being called, any amount payable at maturity and the market value of the Securities.

As described below under “Use of Proceeds and Hedging” on page PS-27, UBS or its affiliates may hedge their obligations under the Securities by purchasing the index constituents, futures or options on the index constituents or the underlying index or basket indices, or exchange-traded funds or other derivative instruments with returns linked or related to changes in the performance of the index constituents or the underlying index or basket indices, and they may adjust these hedges by, among other things, purchasing or selling the index constituents, futures, options, or exchange-traded funds or other derivative instruments with returns linked or related to changes in the performance of the index constituents or the underlying index or basket indices at any time. Although they are not expected to, any of these hedging activities may adversely affect the market price of such index constituents and/or the level of the underlying index or basket indices and, therefore, the probability of the Securities being called, the amount payable at maturity and the market value of the Securities. It is possible that UBS or its affiliates could receive substantial returns from these hedging activities while the market value of the Securities declines.

UBS or its affiliates may also engage in trading in the index constituents and other investments relating to the index constituents or the underlying index or basket indices on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. Any of these activities could adversely affect the market price of the index constituents and the level of the underlying index or the levels of the basket indices and, therefore, the probability of the Securities being called, the amount payable at maturity and the market value of the Securities. UBS or its affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the performance of any index constituents or the underlying index or basket indices. By introducing competing products into the marketplace in this manner, UBS or its affiliates could adversely affect the market value of the Securities.

The business activities of UBS or its affiliates may create conflicts of interest.

As noted above, UBS and its affiliates expect to engage in trading activities related to the underlying index or basket indices and the index constituents that are not for the account of holders of the Securities or on their behalf. These trading activities may present a conflict between the holders’ interest in the Securities and the interests UBS and its affiliates will have in their proprietary accounts, in facilitating transactions, including block trades and options and other derivatives transactions for their customers and in accounts under their management. These trading activities, if they influence the level of the underlying index or any basket index, could be adverse to such holders’ interests as beneficial owners of the Securities.

In the case of Securities linked to an equity index or to a basket that includes an equity index, UBS and its affiliates may, at present or in the future, engage in business with the issuers of the index constituents, including making loans to, or providing advisory services to, those companies. These services could include investment banking and merger and acquisition advisory services. Any of these activities by UBS, UBS Securities LLC or other affiliates may affect the market price of the index constituents and the level of the underlying index or any basket index and, therefore, the probability of the Securities being called, the amount payable at maturity and the market value of the Securities.

Risk Factors

You will not receive interest payments on the Securities or dividend payments on the index constituent stocks, or have shareholder rights in the index constituent stocks.

You will not receive any periodic interest payments on the Securities and you will not receive any dividend payments or other distributions on the index constituents (however, in the case of Securities linked to a total return index, dividends paid on one or more index components are generally treated as being reinvested in the index). As an owner of the Securities, you will not have voting rights or any other rights that holders of the index constituents may have.

We and our affiliates may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the Securities. Any such research, opinions or recommendations could affect the level of the index constituents, the underlying index or underlying basket or the market value of the Securities.

UBS and its affiliates publish research from time to time on financial markets and other matters that may influence the value of the Securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Securities. UBS and its affiliates may publish research or other opinions that call into question the investment view implicit in the Securities. Any research, opinions or recommendations expressed by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. You should make your own independent investigation of the merits of investing in the Securities, the index constituents and the underlying index or underlying basket.

UBS and its affiliates have no affiliation with any index sponsor and are not responsible for their public disclosure of information.

Unless otherwise specified in the applicable pricing supplement, we and our affiliates are not affiliated with the sponsor of any index that may be used to calculate the payment at maturity or early exchange of the Securities (except for licensing arrangements discussed in the index supplement) and have no ability to control or predict their actions, including any errors in or discontinuation of public disclosure regarding methods or policies relating to the calculation of the underlying index or the basket indices. If an index sponsor discontinues or suspends the calculation of the underlying index or a basket index to which your Securities are linked, it may become difficult to determine the market value of the Securities and the payment at maturity. The calculation agent may designate a successor index in its sole discretion. If the calculation agent determines in its sole discretion that no successor index comparable to the underlying index or basket index exists, the payment you receive at maturity or early exchange will be determined by the calculation agent in its sole discretion. See “General Terms of the Securities — Market Disruption Event” on page PS-22 and “General Terms of the Securities — Role of Calculation Agent” on page PS-26. No index sponsor is involved in the offer of the Securities in any way and has no obligation to consider your interest as an owner of the Securities in taking any actions that might affect the market value of your Securities.

Unless otherwise specified in the applicable pricing supplement, we have derived the information about the respective underlying index sponsor and the underlying index or basket indices to which your Securities are linked from publicly available information, without independent verification. Neither we nor any of our affiliates assumes any responsibility for the adequacy or accuracy of the information about the relevant index sponsor or the underlying index or basket indices contained in the index supplement or any pricing supplement. You, as an investor in the Securities, should make your own independent investigation into the relevant index sponsor and the underlying index or basket indices for your Securities.

Risk Factors

You will not receive interest payments on the Securities or dividend payments on the index constituent stocks or have shareholder rights in the index constituent stocks.

You will not receive any periodic interest payments on the Securities. In addition, you will not receive any dividend payments or other distributions on the index constituent stocks underlying a Security linked to an equity index or basket that includes one or more equity indices (however, in the case of Securities linked to a total return index, dividends paid on one or more index components are generally treated as being reinvested in the index components). As a holder of the Securities, you will not have voting rights or any other rights that holders of the index constituent stocks or index commodities may have.

There are potential conflicts of interest between you and the calculation agent.

UBS’s affiliate, UBS Securities LLC, will serve as the calculation agent. UBS Securities LLC will, among other things, decide the amount paid out to you on the Securities at maturity. For a fuller description of the calculation agent’s role, see “General Terms of the Securities — Role of Calculation Agent” on page PS-26. The calculation agent will exercise its judgment when performing its functions. For example, the calculation agent may have to determine whether a market disruption event affecting the index constituents or the underlying index or basket indices has occurred or is continuing on the final valuation date for the underlying index or particular basket index. This determination may, in turn, depend on the calculation agent’s judgment whether the event has materially interfered with our ability to unwind our hedge positions. Since these determinations by the calculation agent may affect the market value of the Securities, the calculation agent may have a conflict of interest if it needs to make any such decision.

The calculation agent can postpone the determination of the closing level of the underlying index or underlying basket, the Ending Level and the final valuation date (and thus the maturity date) if a market disruption event occurs on any Observation Date, including the final valuation date.

If the calculation agent determines that a market disruption event has occurred or is continuing on any Observation Date, including the final valuation date, the determination of the closing level of the underlying index or basket and thus the relevant Observation Date will be postponed until the first business day on which no market disruption event occurs or is continuing. If such a postponement occurs, then the calculation agent will instead use the relevant level of the underlying index or basket index on the first business day after that day on which no market disruption event occurs or is continuing. In no event, however, will the relevant Observation Date be postponed by more than ten (10) business days. As a result, the determination of a call and the maturity date for the Securities could also be postponed, although not by more than ten (10) business days.

If the relevant Observation Date is postponed to the last possible day, but a market disruption event occurs or is continuing on that day, that day will nevertheless be the relevant Observation Date. If the level of the underlying index or any basket index is not available on the last possible day that qualifies as the relevant Observation Date either because of a market disruption event or for any other reason, the calculation agent will make a good faith estimate in its sole discretion of the level of the underlying index or basket index that would have prevailed in the absence of the market disruption event or such other reason. See “General Terms of the Securities — Market Disruption Event” on page PS-22.

An investment in the Securities may be subject to risks associated with non-U.S. securities and futures markets.

Some or all of the index constituent stocks may be issued by non-U.S. companies and may trade on non-U.S. exchanges. An investment in securities linked to the value of non-U.S. equity securities or non-U.S. exchange-traded futures contracts involves particular risks. Generally, non-U.S. securities and futures markets may be more volatile than U.S. securities and futures markets, and market developments may affect non-U.S. markets differently from U.S. securities and futures markets. Direct or indirect government intervention to stabilize these non-U.S. markets, as well as cross shareholdings in non-U.S.

Risk Factors

companies, may affect trading prices and volumes in those markets. There is generally less publicly available information about non-U.S. companies than about those U.S. companies that are subject to the reporting requirements of the SEC, and non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies. Similarly, regulations of the Commodity Futures Trading Commission generally do not apply to trading on non-U.S. exchanges, and trading on non-U.S. exchanges may involve different and greater risks than trading on United States exchanges. Securities and futures prices in non-U.S. countries are subject to political, economic, financial and social factors that may be unique to the particular country. These factors, which could negatively affect the non-U.S. securities and futures markets, include the possibility of recent or future changes in the non-U.S. government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other non-U.S. laws or restrictions applicable to non-U.S. companies or investments in non-U.S. equity securities or futures contracts and the possibility of fluctuations in the rate of exchange between currencies. Moreover, certain aspects of a particular non-U.S. economy may differ favorably or unfavorably from the U.S. economy in important respects, such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency. Finally, it will likely be more costly and difficult for any index sponsor to enforce the laws or regulations of a non-U.S. country or exchange.

Any index constituent stock that is issued by a non-U.S. company and any index commodity that is traded on a non-U.S. exchange will be specified in the index supplement or the applicable pricing supplement.

The inclusion of commissions and compensation in the original issue price is likely to adversely affect secondary market prices.

Assuming no change in market conditions or any other relevant factors, the price, if any, at which UBS Securities LLC or its affiliates are willing to purchase the Securities in secondary market transactions will likely be lower than the initial public offering price, since the initial public offering price included, and secondary market prices are likely to exclude, commissions or other compensation paid with respect to the Securities. In addition, any such prices may differ from values determined by pricing models used by UBS Securities LLC or its affiliates as a result of dealer discounts, mark-ups or other transactions.

The return on the Securities may not be adjusted for changes in exchange rates related to the U.S. dollar, which might affect the underlying index or basket indices.

Some or all of the index constituents to which your Securities may be linked may be traded in, or their closing prices may be converted into, currencies other than U.S. dollars. However, even where that is the case, the Securities, which are linked to the underlying index or underlying basket, are denominated in U.S. dollars, and the amount payable on the Securities upon a call or at maturity will not be adjusted for changes in the exchange rates between the U.S. dollar and any of the currencies in which an index constituent is denominated. Therefore, if such currency appreciates or depreciates relative to the U.S. dollar over the term of the Securities, you may not receive any additional payment or incur any reduction in payment upon a call or at maturity. Your net exposure will depend on the extent to which the currencies of the constituent stocks underlying any such index strengthen or weaken against the U.S. dollar or such other currency. If, taking into account such weighting, the U.S. dollar or such other currency strengthens against the respective constituent currencies, the value of any such index may be adversely affected, and the payment at maturity of the Securities may be reduced. Of particular importance to potential currency exchange risk are:

➢	existing and expected rates of inflation;
➢	existing and expected interest rate levels;
➢	the balance of payments; and

Risk Factors

➢	the extent of governmental surpluses or deficits in the countries relevant to the index and the United States of America.

All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of various countries relevant to the index, the United States and other countries important to international trade and finance.

An index constituent that is traded in a currency other than U.S. dollars will be specified in the applicable pricing supplement.

Significant aspects of the tax treatment of the Securities are uncertain.

Significant aspects of the tax treatment of the Securities are uncertain. We do not plan to request a ruling from the Internal Revenue Service regarding the tax treatment of the Securities, and the Internal Revenue Service or a court may not agree with the tax treatment described in this prospectus supplement. Please read carefully the section entitled “What are the Tax Consequences of the Securities?” in the summary section on page PS-6, “Supplemental U.S. Tax Considerations” on page PS-28, and the section “U.S. Tax Considerations” in the accompanying prospectus. You should consult your tax advisor about your own tax situation.

In addition, the Internal Revenue Service has recently released a notice that may affect the taxation of holders of the Securities. According to the notice, the Internal Revenue Service and the Treasury Department are actively considering whether the holder of an instrument such as the Securities should be required to accrue ordinary income on a current basis, and they are seeking taxpayer comments on the subject. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the Securities will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The Internal Revenue Service and the Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Internal Revenue Code might be applied to such instruments. Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations. Except to the extent otherwise required by law, UBS intends to treat your Securities for United States federal income tax purposes in accordance with the treatment described under “Supplemental U.S. Tax Considerations” on page PS-28 unless and until such time as the Treasury Department and Internal Revenue Service determine that some other treatment is more appropriate.

In addition, a member of the House of Representatives has recently introduced a bill that, if enacted, would require holders of Securities purchased after the bill is enacted to accrue interest income over the term of the Securities despite the fact that there will be no interest payments over the term of the Securities. It is not possible to predict whether this bill or a similar bill will be enacted in the future and whether any such bill would affect the tax treatment of your Securities.

Valuation of the Securities

Each offering of the Securities generally is linked to the performance of a different underlying index or underlying basket and is subject to the particular terms set forth in the applicable pricing supplement. The performance of each offering of the Securities will depend on the performance of the underlying index or underlying basket to which such offering is linked and will not depend on the performance of any other offering of the Securities.

Upon an Automatic Call.   The Securities will be called automatically if the closing level of the underlying index or underlying basket is at or above the Starting Level on any Observation Date. If the Securities are called, you will receive on the applicable call settlement date the Call Price for the applicable Observation Date. The Call Price applicable to each Observation Date will be calculated based on the Call Return and the amount of time the Securities have been outstanding. The Call Return will be set forth together with the Call Price for each Observation Date in the applicable pricing supplement.

At Maturity.  If the Securities are not called, you will receive a cash payment at maturity based on the performance of the underlying index or underlying basket during the Observation Period. If the underlying index or underlying basket does not close below the Trigger Level on any trading day during the Observation Period you will receive a cash payment equal to $10.00 per $10.00 principal amount of the Securities. However, if the underlying index or underlying basket does close below the Trigger Level on any trading day during the Observation Period, you will receive a cash payment at maturity equal to $10.00 × (1 + Underlying Return), which will be less than your principal amount and may be $0. Accordingly, you may lose up to 100% of your principal amount. For a description of how your payment at maturity will be calculated, see “What are the Steps to Calculate Payment upon a Call or at Maturity?” on page PS-7 and “General Terms of the Securities — Payment upon a Call or at Maturity” on page PS-20.

Prior to Call or Maturity.  You should understand that the market value of the Securities prior to a possible call or prior to maturity will be affected by several factors, many of which are beyond our control. We expect that, generally, the level of the underlying index or underlying basket on any trading day will affect the market value of the Securities more than any other single factor. Other factors that may influence the market value of the Securities include supply and demand for the Securities, the volatility of the underlying index or underlying basket, the level of interest rates and other economic conditions, as well as the perceived creditworthiness of UBS. Sales in the secondary market may result in significant losses. See “Risk Factors” beginning on page PS-11 for a discussion of the factors that may influence the market value of the Securities prior to call or maturity.

General Terms of the Securities

The following is a summary of the general terms of the Securities. The information in this section is qualified in its entirety by the more detailed explanation set forth elsewhere in the applicable pricing supplement and in the accompanying prospectus. In this section, references to “holders” mean those who own the Securities registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in the Securities registered in street name or in the Securities issued in book-entry form through the Depository Trust Company or another depositary. Owners of beneficial interests in the Securities should read the section entitled “Legal Ownership and Book-Entry Issuance” in the accompanying prospectus.

In addition to the terms described elsewhere in this product supplement, the following general terms will apply to the Securities:

No Coupon

Unlike ordinary debt securities, the Securities do not pay interest and do not guarantee any return of principal.

Denominations

Each Security will have a principal amount of $10.00, unless otherwise specified in the applicable pricing supplement. In the case of offerings of $10.00 Securities, your minimum investment is 100 Securities at a principal amount at $10.00 per Security (for a total minimum purchase price of $1,000). Purchases in excess of the minimum amount may be made in integrals of one Security at a principal amount of $10.00 per Security. Purchases and sales made in the secondary market are not subject to the minimum investment of 100 Securities.

Payment upon a Call or at Maturity

If the Securities are called automatically prior to maturity:

The Securities will be called if the closing level of the underlying index or underlying basket is at or above the Starting Level on any Observation Date. If we call the Securities you will receive on the applicable call settlement date the Call Price for the applicable Observation Date. The Call Price applicable to each Observation Date will be calculated based on the Call Return and the amount of time the Securities have been outstanding. The Call Return will be set forth together with the Call Price for each Observation Date in the applicable pricing supplement.

If the Securities are NOT called prior to maturity:

At maturity, you will receive a cash payment on the principal amount of each Security you hold, calculated as below.

➢	If the underlying index or underlying basket never closes below the Trigger Level on any trading day during the Observation Period, you will receive a cash payment equal to your principal amount of the Securities.
➢	If the underlying index or underlying basket closes below the Trigger Level on any trading day during the Observation Period, you will lose 1% (or a fraction thereof) of your principal for each 1% (or a fraction thereof) decline in the underlying index or underlying basket as measured by the Underlying Return.

Accordingly, if the underlying index or underlying basket has closed below the Trigger Level on any trading day during the Observation Period, you may lose up to 100% of your principal amount.

General Terms of the Securities

The “Underlying Return” is based on the difference between the closing level of the underlying index or underlying basket on the dates specified in the applicable pricing supplement, expressed as a percentage, and calculated as follows:

Ending Level – Starting Level

Starting Level

where the “Starting Level” is the closing level of the underlying index on the trade date or, in the case of an underlying basket, 100, and the “Ending Level” is the closing level of the underlying index on the final valuation date or, in the case of an underlying basket, the weighted performance of the basket indices on the final valuation date.

The applicable pricing supplement will specify the trade date, the Observation Dates, the Call Return, Call Price for each Observation Date, the Trigger Level and the final valuation date, as well as other relevant terms of each offering of the Securities, including the underlying index or underlying basket and the Starting Level.

We may issue separate offerings of the Securities that are identical in all respects, except that each offering generally is linked to the performance of a different underlying index or underlying basket and is subject to the particular terms set forth in the applicable pricing supplement. Each offering of the Securities is a separate and distinct security and you may invest in one or more offerings of the Securities as set forth in the applicable pricing supplement. The performance of each offering of the Securities will depend solely upon the performance of the underlying index or underlying basket to which such offering is linked and will not depend on the performance of any other offering of the Securities.

Call Settlement Date

If the Securities are called on any Observation Date (other than the final Observation Date), the call settlement date will be three business days following such Observation Date, unless that day is not a business day, in which case the call settlement date will be the next following business day, or unless otherwise specified in the applicable pricing supplement. If the Securities are called on the final Observation Date, the call settlement date will be the maturity date. As described under “ — Observation Dates” below, the calculation agent may postpone an Observation Date — and therefore a call settlement date – if a market disruption event occurs or is continuing on a day that would otherwise be an Observation Date. We describe market disruption events under “ — Market Disruption Event” below.

Observation Dates

The Observation Dates will be set forth in the applicable pricing supplement, unless the calculation agent determines that a market disruption event occurs or is continuing on any such day. In that event, the affected Observation Date will be the first following business day on which the calculation agent determines that a market disruption event does not occur and is not continuing. In no event, however, will an Observation Date for the Securities be postponed by more than ten (10) business days.

Maturity Date

The maturity date will be set forth in the applicable pricing supplement. If not previously called, the Securities will mature on the maturity date, unless that day is not a business day, in which case the maturity date will be the next following business day. If the calculation agent postpones the final valuation date, the maturity date will be postponed to maintain the same number of business days between the final valuation date and the maturity date as existed prior to the postponement of the final valuation date. As discussed below under “ — Final Valuation Date,” the calculation agent may postpone the final valuation date if a market disruption event occurs or is continuing on a day that would otherwise be the final valuation date. We describe market disruption events under “ — Market Disruption Event” below.

General Terms of the Securities

Final Valuation Date

If the Securities are not previously called, the final valuation date will be on the final Observation Date as set forth in the applicable pricing supplement, unless the calculation agent determines that a market disruption event occurs or is continuing on that day. In that event, the final valuation date will be the first following business day on which the calculation agent determines that a market disruption event does not occur and is not continuing. In no event, however, will the final valuation date — and, therefore, the Maturity Date — for the Securities be postponed by more than ten (10) business days.

Closing Level

Unless otherwise specified in the applicable pricing supplement, the closing level of any underlying index or basket index on any day will be determined based on the closing level of such index or any successor index or basket or alternative calculation of such index or basket published following the regular official weekday close of the principal trading session of the relevant exchange for such index. The closing level of any underlying basket on any day will be based upon the weighted performance of the basket indices on such day.

Market Disruption Event

The calculation agent will determine the closing level of the underlying index or underlying basket on each Observation Date and the Ending Level on the final valuation date. As described above, any Observation Date, including the final valuation date, may be postponed, and thus the determination of the closing level of the underlying index or underlying basket and the Ending Level may be postponed if the calculation agent determines that, on any Observation Date, including the final valuation date, a market disruption event has occurred or is continuing. If such a postponement occurs, the calculation agent will use the closing level of the underlying index or underlying basket on the first business day on which no market disruption event occurs or is continuing. Notwithstanding the occurrence of one or more of the events below, which may, in the calculation agent’s discretion, constitute a market disruption event, the calculation agent in its discretion may waive its right to postpone the Observation Date, if it determined that one or more of the below events has not and is not likely to materially impair its ability to determine the closing level of the underlying index or underlying basket or the Ending Level, as the case may be. In no event, however, will the determination of the closing level of the underlying index or underlying basket or the Ending Level be postponed by more than ten (10) business days.

If the determination of the closing level of the underlying index or underlying basket or the Ending Level is postponed to the last possible day, but a market disruption event occurs or is continuing on that day, that day will nevertheless be the date on which the closing level of the underlying index or underlying basket or the Ending Level will be determined by the calculation agent. In such an event, the calculation agent will make a good faith estimate in its sole discretion of the underlying index or underlying basket closing level or the Ending Level that would have prevailed in the absence of the market disruption event.

Any of the following will be a market disruption event, in each case as determined by the calculation agent in its sole discretion:

➢	suspension, absence or material limitation of trading in a material number of index constituents for more than two hours or during the one-half hour before the close of trading in the applicable market or markets;
➢	suspension, absence or material limitation of trading in option or futures contracts relating to the underlying index or underlying basket or to a material number of index constituent stocks in the primary market or markets for those contracts for more than two hours of trading or during the one-half hour before the close of trading in that market;

General Terms of the Securities

➢	suspension, absence or material limitation of trading in any futures contract included in an index or basket index to which your Securities are linked;
➢	a change in the settlement price of any futures contract included in an index or basket index to which your Securities are linked by an amount equal to the maximum permitted price change from the previous day's settlement price;
➢	the settlement price is not published for any individual futures contract included in the underlying index or basket index to which your Securities are linked;
➢	the underlying index or one of the basket indices is not published; or
➢	in any other event, if the calculation agent determines in its sole discretion that the event materially interferes with our ability or the ability of any of our affiliates to unwind all or a material portion of a hedge with respect to the Securities that we or our affiliates have effected or may effect as described in the section entitled “Use of Proceeds and Hedging” on page S-27.

The following events will not be market disruption events:

➢	a limitation on the hours or numbers of days of trading, but only if the limitation results from an announced change in the regular business hours of the relevant market; or
➢	a decision to permanently discontinue trading in the option or futures contracts relating to the underlying index or basket indices or any index constituent stocks.

For this purpose, an “absence of trading” in the primary securities market on which option or futures contracts related to the underlying index or underlying basket or any index constituent stocks are traded will not include any time when that market is itself closed for trading under ordinary circumstances.

Discontinuance of or Adjustments to the Underlying Index or Underlying Basket; Alteration of Method of Calculation

If any index sponsor discontinues publication of the underlying index or a basket index and the index sponsor or any other person or entity publishes a substitute index that the calculation agent determines is comparable to that index and approves the substitute index as a successor index, then the calculation agent will determine, among other things, the closing levels of the affected index, Underlying Return, Starting Level, Ending Level and whether the Securities are called or the amount payable at maturity by reference to such successor index.

If the calculation agent determines that the publication of the underlying index or a basket index is discontinued and that there is no successor index on any date when the value of such underlying index or basket index is required to be determined, the calculation agent will instead make the necessary determination by reference to a group of stocks, physical commodities, exchange-traded futures contracts on physical commodities or another index or indices, as applicable, and will apply a computation methodology that the calculation agent determines will as closely as reasonably possible replicate such underlying index or basket index.

If the calculation agent determines that any index constituents or the method of calculating the underlying index or a basket index have been changed at any time in any respect — including any addition, deletion or substitution and any reweighting or rebalancing of the index constituents or of the futures contracts on such underlying index or basket index, as applicable, and whether the change is made by the index sponsor under its existing policies or following a modification of those policies, is due to the publication of a successor index, is due to events affecting one or more of the index constituent stocks or their issuers or the index commodities, as applicable, or is due to any other reason — that causes the index not to fairly represent the value of that index had such changes not been made or that otherwise affects the calculation of the closing levels of the affected index, Underlying Return, Starting

General Terms of the Securities

Level, Ending Level and whether the Securities are called or the amount payable at maturity, then the calculation agent may make adjustments in this method of calculating that index that it believes are appropriate to ensure that the amounts used to determine whether the Securities are called or the amount payable on the maturity date are equitable. All determinations and adjustments to be made by the calculation agent with respect to the closing levels of the affected index, Underlying Return, Starting Level, Ending Level and other relevant amounts upon a call or at maturity may be made by the calculation agent in its sole discretion.

Redemption Price Upon Optional Tax Redemption

We have the right to redeem the Securities in the circumstances described under “Description of Debt Securities We May Offer — Optional Tax Redemption” in the accompanying prospectus. If we exercise this right, the redemption price of the Securities will be determined by the calculation agent in a manner reasonably calculated to preserve your and our relative economic position.

Default Amount on Acceleration

If an event of default occurs and the maturity of the Securities is accelerated, we will pay the default amount in respect of the principal of the Securities at maturity. We describe the default amount below under “ — Default Amount.”

For the purpose of determining whether the holders of our Series A Medium Term Notes, of which the Securities are a part, are entitled to take any action under the indenture, we will treat the outstanding principal amount of the Securities as the outstanding principal amount of that Security. Although the terms of the Securities may differ from those of the other Series A Medium Term Notes, holders of specified percentages in principal amount of all Series A Medium Term Notes, together in some cases with other series of our debt securities, will be able to take action affecting all the Series A Medium Term Notes, including the Securities. This action may involve changing some of the terms that apply to the Series A Medium Term Notes, accelerating the maturity of the Series A Medium Term Notes after a default or waiving some of our obligations under the indenture. We discuss these matters in the attached prospectus under “Description of Debt Securities We May Offer — Default, Remedies and Waiver of Default” and “ — Modification and Waiver of Covenants.”

Default Amount

The default amount for the Securities on any day will be an amount, in U.S. dollars for the principal of the Securities, equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all our payment and other obligations with respect to the Securities as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to the Securities. That cost will equal:

➢	the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking, plus
➢	the reasonable expenses, including reasonable attorneys’ fees, incurred by the holders of the Securities in preparing any documentation necessary for this assumption or undertaking.

During the default quotation period for the Securities, which we describe below, the holders of the Securities and/or we may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest — or, if there is only one, the only — quotation obtained, and as to which notice is so given, during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in

General Terms of the Securities

writing of those grounds within two (2) business days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the default amount.

Default Quotation Period

The default quotation period is the period beginning on the day the default amount first becomes due and ending on the third business day after that day, unless:

➢	no quotation of the kind referred to above is obtained; or
➢	every quotation of that kind obtained is objected to within five (5) business days after the due date as described above.

If either of these two events occurs, the default quotation period will continue until the third business day after the first business day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five (5) business days after that first business day, however, the default quotation period will continue as described in the prior sentence and this sentence.

In any event, if the default quotation period and the subsequent two (2) business day objection period have not ended before the final valuation date, then the default amount will equal the principal amount of the Securities.

Qualified Financial Institutions

For the purpose of determining the default amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States of America, Europe or Japan, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated either:

➢	A-1 or higher by Standard & Poor’s Ratings Group or any successor, or any other comparable rating then used by that rating agency, or
➢	P-1 or higher by Moody’s Investors Service, Inc. or any successor, or any other comparable rating then used by that rating agency.

Manner of Payment and Delivery

Any payment on or delivery of the Securities upon a call or at maturity will be made to accounts designated by you and approved by us, or at the office of the trustee in New York City, but only when the Securities are surrendered to the trustee at that office. We also may make any payment or delivery in accordance with the applicable procedures of the depositary.

Trading Day

A “trading day” is a business day, as determined by the calculation agent, on which trading is generally conducted on the NYSE, NYSE Arca, the AMEX, NASDAQ, the Chicago Mercantile Exchange, the Chicago Board Options Exchange and in the over-the-counter market for equity securities in the United States or, with respect to a security issued by a foreign issuer that is not listed or admitted to trading on a U.S. securities exchange or market, a day, as determined by the calculation agent, on which trading is generally conducted on the primary non-U.S. securities exchange or market on which such security is listed or admitted to trading and, in each case, a market disruption event has not occurred.

Business Day

When we refer to a business day with respect to the Securities, we mean a day that is a business day of the kind described in the “Description of Debt Securities We May Offer — Payment Mechanics for Debt Securities” in the attached prospectus.

General Terms of the Securities

Modified Business Day

As described in “Description of Debt Securities We May Offer—Payment Mechanics for Debt Securities” in the attached prospectus, any payment on the Securities that would otherwise be due on a day that is not a business day may instead be paid on the next day that is a business day, with the same effect as if paid on the original due date, except as described under “ — Maturity Date” and “ — Final Valuation Date” above.

Role of Calculation Agent

Our affiliate, UBS Securities LLC, will serve as the calculation agent. We may change the calculation agent after the original issue date of the Securities without notice. The calculation agent will make all determinations regarding the value of the Securities at maturity, market disruption events, business days, the default amount, the Starting Level, the Ending Level and the amount payable in respect of your Securities. Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent. You will not be entitled to any compensation from us for any loss suffered as a result of any of the above determinations by the calculation agent.

Booking Branch

Unless otherwise specified in the applicable pricing supplement, the Securities will be booked through UBS AG, Jersey Branch.

Use of Proceeds and Hedging

We will use the net proceeds we receive from the sale of the Securities for the purposes we describe in the attached prospectus under “Use of Proceeds.” We or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the Securities as described below.

In anticipation of the sale of the Securities, we or our affiliates expect to enter into hedging transactions involving purchases of securities included in or linked to the underlying index or basket indices and/or listed and/or over-the-counter options, futures or exchange-traded funds on the index constituents or the underlying index or underlying basket prior to and/or on the trade date. From time to time, we or our affiliates may enter into additional hedging transactions or unwind those we have entered into. In this regard, we or our affiliates may:

➢	acquire or dispose of long or short positions of index constituents or other securities of issuers of the index constituent stocks;
➢	acquire or dispose of long or short positions in listed or over-the-counter options, futures, exchange-traded funds or other instruments based on the level of the underlying index or underlying basket or the value of the index constituents;
➢	acquire or dispose of long or short positions in listed or over-the-counter options, futures or exchange-traded funds or other instruments based on the level of other similar market indices or stocks, commodities or other assets; or
➢	any combination of the above three.

We or our affiliates may acquire a long or short position in securities similar to the Securities from time to time and may, in our or their sole discretion, hold or resell those securities.

We or our affiliates may close out our or their hedge on or before the final valuation date. That step may involve sales or purchases of the index constituents, listed or over-the-counter options or futures on the index constituents or listed or over-the-counter options, futures, exchange-traded funds or other instruments based on indices designed to track the performance of the underlying index or underlying basket or markets relating to the underlying index or underlying basket.

The hedging activity discussed above may adversely affect the market value of the Securities from time to time and payment at maturity of your Securities. See “Risk Factors” on page PS-11 for a discussion of these adverse effects.

Supplemental U.S. Tax Considerations

The following is a general description of certain United States tax considerations relating to the Securities. It does not purport to be a complete analysis of all tax considerations relating to the Securities. Prospective purchasers of the Securities should consult their tax advisers as to the consequences under the tax laws of the country of which they are resident for tax purposes and the tax laws of the United States of acquiring, holding and disposing of the Securities and receiving payments of interest, principal and/or other amounts under the Securities. This summary is based upon the law as in effect on the date of this product supplement and is subject to any change in law that may take effect after such date.

The discussion below supplements the discussion under “U.S. Tax Considerations” in the attached prospectus. This discussion applies to you only if you hold your Securities as capital assets for tax purposes. This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

➢	a dealer in securities,
➢	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings,
➢	a bank,
➢	a life insurance company,
➢	a tax-exempt organization,
➢	a person that owns Securities as part of a straddle or a hedging or conversion transaction for tax purposes, or
➢	a United States holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.

This discussion is based on the Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

If a partnership holds the Securities, the United States federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding the Securities should consult its tax advisor with regard to the United States federal income tax treatment of an investment in the Securities.

Except as otherwise noted under “Non-United States Holders” below, this discussion is only applicable to you if you are a United States Holder.

You are a United States holder if you are a beneficial owner of Securities and you are: (i) a citizen or resident of the United States, (ii) a domestic corporation, (iii) an estate whose income is subject to United States federal income tax regardless of its source, or (iv) a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

NO STATUTORY, JUDICIAL OR ADMINISTRATIVE AUTHORITY DIRECTLY DISCUSSES HOW THE SECURITIES SHOULD BE TREATED FOR UNITED STATES FEDERAL INCOME TAX PURPOSES. AS A RESULT, THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF YOUR INVESTMENT IN THE SECURITIES ARE UNCERTAIN. ACCORDINGLY, WE URGE YOU TO CONSULT YOUR TAX ADVISOR AS TO THE TAX CONSEQUENCES OF HAVING AGREED

Supplemental U.S. Tax Considerations

TO THE REQUIRED TAX TREATEMENT OF YOUR SECURITIES DESCRIBED BELOW AND AS TO THE APPLICATION OF STATE, LOCAL OR OTHER TAX LAWS TO YOUR INVESTMENT IN YOUR SECURITIES.

In the opinion of our counsel, Sullivan & Cromwell LLP, it would be reasonable to treat your Securities as a pre-paid derivative contract with respect to the underlying index or underlying basket and the terms of your Securities require you and us (in the absence of a statutory, regulatory, administrative or judicial ruling to the contrary) to treat your Securities for all tax purposes in accordance with such characterization. If your Securities are so treated, you should generally recognize capital gain or loss upon the sale, redemption or maturity of your Securities in an amount equal to the difference between the amount realized at such time and your tax basis in the Securities. In general, your tax basis in your Securities would be equal to the price you paid for it. Capital gain of a noncorporate United States holder is generally taxed at preferential rates where the property is held more than one year. The deductibility of capital losses is subject to limitations. Your holding period for your Securities will generally begin on the date after the issue date (i.e., the settlement date) for your Securities and, if you hold your Securities until maturity, your holding period will generally include the maturity date.

Alternative Treatments.  The Internal Revenue Service has recently released a notice that may affect the taxation of holders of the Securities. According to the notice, the Internal Revenue Service and the Treasury Department are actively considering whether the holder of an instrument such as the Securities should be required to accrue ordinary income on a current basis, and they are seeking taxpayer comments on the subject. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the Securities will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The Internal Revenue Service and the Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Internal Revenue Code might be applied to such instruments. Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations. Except to the extent otherwise required by law, UBS intends to treat your Securities for United States federal income tax purposes in accordance with the treatment described above unless and until such time as the Treasury Department and Internal Revenue Service determine that some other treatment is more appropriate.

In addition, a member of the House of Representatives has recently introduced a bill that, if enacted, would require holders of Securities purchased after the bill is enacted to accrue interest income over the term of the Securities despite the fact that there will be no interest payments over the term of the Securities. It is not possible to predict whether this bill or a similar bill will be enacted in the future and whether any such bill would affect the tax treatment of your Securities.

In addition, if your Securities have a term greater than one year, it is possible that your Securities could be treated as a debt instrument subject to the special tax rules governing contingent debt instruments. If your Securities are so treated, you would be required to accrue interest income over the term of your Securities based upon the yield at which we would issue a non-contingent fixed-rate debt instrument with other terms and conditions similar to your Securities. You would recognize gain or loss upon the sale, call, redemption or maturity of your Securities in an amount equal to the difference, if any, between the amount you receive at such time and your adjusted basis in your Securities. In general, your adjusted basis in your Securities would be equal to the amount you paid for your Securities, increased by the amount of interest you previously accrued with respect to your Security. Any gain you recognize upon the sale, call, redemption or maturity of your Securities would be ordinary income and any loss recognized by you at such time would be ordinary loss to the extent of interest you included in income in the current or previous taxable years in respect of your Securities, and thereafter, would be capital loss.

Supplemental U.S. Tax Considerations

If your Securities are treated as a contingent debt instrument and you purchase your Securities in the secondary market at a price that is at a discount from, or in excess of, the adjusted issue price of your Securities, such excess or discount would not be subject to the generally applicable market discount or amortizable bond premium rules described in the accompanying prospectus but rather would be subject to special rules set forth in Treasury Regulations governing contingent debt instruments. Accordingly, if you purchase your Securities in the secondary market, you should consult your tax advisor as to the possible application of such rules to you.

Similarly, if your Securities have a term of one year or less, it is possible that your Securities could be treated as a debt instrument subject to the special rules for short-term debt instruments. You should consult your tax advisor as to the tax consequences of such characterization.

In addition, if the underlying index or underlying basket rebalances or rolls, it is possible that the Securities could be treated as a series of derivative contracts each of which matures on the next rebalancing date and/or roll date. If your Securities were properly characterized in such a manner, you would be treated as disposing of your Securities on each rebalancing and/or roll date in return for new derivative contracts that mature on the next rebalancing and/or roll date, and you would accordingly likely recognize capital gain or loss on each rebalancing and/or roll date equal to the difference between your basis in your Securities (which would be adjusted to take into account any prior recognition of gain or loss) and their fair market value on such date.

Because of the absence of authority regarding the appropriate tax characterization of your Securities, it is possible that the Internal Revenue Service could seek to characterize your Securities in a manner that results in tax consequences to you that are different from those described above. For example, the Internal Revenue Service could possibly assert that (i) you should be treated as owning the underlying index or underlying basket, (ii) you should be required to accrue interest income over the term of your Securities, (iii) any gain or loss that you recognize upon the call or maturity of your Securities should be treated as an ordinary gain or loss, or (iv) you should be required to include in ordinary income an amount equal to any increase in the underlying index or underlying basket that is attributable to ordinary income that is realized in respect of the components of the underlying index or underlying basket, such as interest, dividends or net-rental income. You should consult your tax advisor as to the tax consequences of such characterization and any possible alternative characterizations of your Securities for U.S. federal income tax purposes.

Treasury Regulations Requiring Disclosure of Reportable Transactions.  Treasury regulations require United States taxpayers to report certain transactions (“Reportable Transactions”) on Internal Revenue Service Form 8886. An investment in the Securities or a sale of the Securities should generally not be treated as a Reportable Transaction under current law, but it is possible that future legislation, regulations or administrative rulings could cause your investment in the Securities or a sale of the Securities to be treated as a Reportable Transaction. You should consult with your tax advisor regarding any tax filing and reporting obligations that may apply in connection with acquiring, owning and disposing of Securities.

Backup Withholding and Information Reporting.  If you are a noncorporate United States holder, information reporting requirements, on Internal Revenue Service Form 1099, generally will apply to:

➢	payments of principal and interest on Securities within the United States, including payments made by wire transfer from outside the United States to an account you maintain in the United States, and
➢	the payment of the proceeds from the sale of Securities effected at a United States office of a broker.

Additionally, backup withholding will apply to such payments if you are a noncorporate United States holder that:

Supplemental U.S. Tax Considerations

➢	fails to provide an accurate taxpayer identification number,
➢	is notified by the Internal Revenue Service that you have failed to report all interest and dividends required to be shown on your federal income tax returns, or
➢	in certain circumstances, fails to comply with applicable certification requirements.

Payment of the proceeds from the sale of Securities effected at a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, a sale of Securities that is effected at a foreign office of a broker will generally be subject to information reporting and backup withholding if:

➢	the proceeds are transferred to an account maintained by you in the United States,
➢	the payment of proceeds or the confirmation of the sale is mailed to you at a United States address, or
➢	the sale has some other specified connection with the United States as provided in U.S. Treasury regulations.

In addition, a sale of Securities effected at a foreign office of a broker will generally be subject to information reporting if the broker is:

➢	a United States person,
➢	a controlled foreign corporation for United States tax purposes,
➢	a foreign person 50% or more of whose gross income is effectively connected with the conduct of a United States trade or business for a specified three-year period, or
➢	a foreign partnership, if at any time during its tax year:
➢	one or more of its partners are “U.S. persons”, as defined in U.S. Treasury regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership, or
➢	such foreign partnership is engaged in the conduct of a United States trade or business.

Backup withholding will apply if the sale is subject to information reporting and the broker has actual knowledge that you are a United States person.

Non-United States Holders.  If you are not a United States holder, you will not be subject to United States withholding tax with respect to payments on your Securities but you may be subject to generally applicable information reporting and backup withholding requirements with respect to payments on your Securities unless you comply with certain certification and identification requirements as to your foreign status.

ERISA Considerations

We, UBS Securities LLC, UBS Financial Services Inc. and other of our affiliates may each be considered a “party in interest” within the meaning of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or a “disqualified person” (within the meaning of Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”)) with respect to an employee benefit plan that is subject to ERISA and/or an individual retirement account, Keogh plan or other plan or account that is subject to Section 4975 of the Code (“Plan”). The purchase of the Securities by a Plan with respect to which UBS Securities LLC, UBS Financial Services Inc. or any of our affiliates acts as a fiduciary as defined in Section 3(21) of ERISA and/or Section 4975 of the Code (“Fiduciary”) would constitute a prohibited transaction under ERISA or the Code unless acquired pursuant to and in accordance with an applicable exemption. The purchase of the Securities by a Plan with respect to which UBS Securities LLC, UBS Financial Services Inc. or any of our affiliates does not act as a Fiduciary but for which any of the above entities does provide services could also be prohibited, but one or more exemptions may be applicable. Any person proposing to acquire any Securities on behalf of a Plan should consult with counsel regarding the applicability of the prohibited transaction rules and the applicable exemptions thereto. The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for prohibited transactions that may arise from the purchase or holding of the Securities. These exemptions are PTCE 84-14 (for transactions determined by independent qualified professional asset managers), 90-1 (for insurance company pooled separate accounts), 91-38 (for bank collective investment funds), 95-60 (for insurance company general accounts) and 96-23 (for transactions managed by in-house asset managers). Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code also provide an exemption for the purchase and sale of securities where neither UBS nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of the Plan involved in the transaction and the Plan pays no more and receives no less than “adequate consideration” in connection with the transaction (the “service provider exemption”). Upon purchasing the Securities, a Plan will be deemed to have represented that the acquisition, holding and, to the extent relevant, disposition of the Securities is eligible for relief under PTCE 84-14, PTCE 90-1, PTCE 91-38, PTCE 95-60, PTCE 96-23, the service provider exemption or another applicable exemption. The discussion above supplements the discussion under “ERISA Considerations” in the attached prospectus.

Supplemental Plan of Distribution

Unless otherwise specified in the applicable pricing supplement, with respect to each Security to be issued, UBS has agreed to sell to UBS Securities LLC and UBS Financial Services Inc., and UBS Securities LLC and UBS Financial Services Inc. have agreed to purchase from UBS, the aggregate principal amount of the Securities specified on the front cover of the applicable pricing supplement. UBS Securities LLC and UBS Financial Services Inc. intend to resell the offered Securities at the original issue price applicable to the offered Securities to be resold. UBS Securities LLC and UBS Financial Services Inc. may resell Securities to securities dealers at a discount from the original issue price up to the underwriting discount set forth on the front cover of this product supplement. In the future, we or our affiliates may repurchase and resell the offered Securities in market-making transactions. For more information about the plan of distribution and possible market-making activities, see “Plan of Distribution” in the accompanying prospectus.

UBS may use this product supplement and accompanying prospectus in the initial sale of any Securities. In addition, UBS, UBS Securities LLC, or any other affiliate of UBS may use this product supplement and accompanying prospectus in a market-making transaction for any Securities after its initial sale. In connection with this offering, UBS, UBS Securities LLC, UBS Financial Services Inc., and any other affiliate of UBS or any other securities dealers may distribute this product supplement and accompanying prospectus electronically. Unless stated otherwise in the confirmation of sale delivered by UBS or its agent, this product supplement and accompanying prospectus are being used in a market-making transaction.